                         PRINCIPAL INVESTORS FUND, INC.
                          INTERNATIONAL FUND I SERIES
                              EUROPEAN FUND SERIES
                           PACIFIC BASIN FUND SERIES
                        PROSPECTUS/INFORMATION STATEMENT

This prospectus/information statement is being furnished in connection with a special meeting of the shareholders of the European Fund and Pacific Basin Fund, each a series of Principal Investors Fund, Inc. ("Investors Fund") to be held at 2:00 p.m. C.S.T., on October 28, 2002, at the offices of Principal Management Corporation, 680 8th Street, Des Moines, Iowa 50392-0200.

At the meeting, shareholders of the European Fund and the Pacific Basin Fund (each referred to as the "Acquired Fund") will vote on a Plan of Acquisition ("Plan"). Under each Plan, if approved, the International Fund I (the "International Fund"), another series of the Investors Fund, will acquire all the assets and assume all the liabilities of each Acquired Fund and issue in exchange shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J common stock. Each Acquired Fund will immediately redeem all its outstanding Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J shares by distributing the International Fund shares of the same classes to its shareholders. As a result, a shareholder of an Acquired Fund will have the same amount invested in the same share class of the International Fund that each has invested in those share classes of the Acquired Funds at the effective time. The manager of the Investors Fund, Principal Management Corporation, has agreed to pay all expenses incurred by the Acquired Funds in connection with each Plan.

The Acquired Funds and the International Fund are each a series of the Investors Fund, which is a Maryland corporation organized by Principal Life Insurance Company ("Principal Life") and registered as an open-end, management investment company under the Investment Company Act of 1940 (the "Investment Company Act"). The primary investment objective of each Acquired Fund and the International Fund is to seek long-term growth of capital. Both Acquired Funds pursue the investment objective by investing at least 80% of their assets in common stocks of companies located in specific geographic regions while the International Fund is not required to invest a percentage of its assets in companies located in a specific geographic region.



This prospectus/information statement sets forth concisely the information you should know before voting on the proposed Plan. You should retain it for future reference.

The prospectuses and Statement of Additional Information for the International Fund and each of the Acquired Funds dated May 21, 2002 have been filed with the Securities and Exchange Commission ("SEC") and are available without charge by writing to the Investors Fund or its manager at their principal executive offices, 680 8th Street, Des Moines, Iowa 50392-0200 or by telephoning toll-free 1-800-247-4123. The prospectuses of the International Fund and each Acquired Fund dated May 21, 2002 and the Statement of Additional Information dated October 10, 2002 relating to this prospectus/information statement are incorporated herein by reference. As a shareholder of one of the Acquired Funds, you previously received a current prospectus for the International Fund in a prospectus that combines these and other series of the Investors Funds. A copy of the prospectus may be obtained as described above.

                             _____________________

THE SEC HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              _____________________

                    The date of this prospectus/information
                         statement is October 10, 2002

                        PROSPECTUS/INFORMATION STATEMENT

                               TABLE OF CONTENTS


INTRODUCTION AND VOTING INFORMATION...................................     5
  Special Meeting; Voting.............................................     5
  Additional Information..............................................     6
SUMMARY ..............................................................     7
  The Plan............................................................     7
  Reasons for the Plan................................................     7
  Investment Objectives and Policies..................................     8
  Investment Advisory Services........................................     8
  Fees and Expenses of the Series.....................................     8
  Purchases...........................................................     11
  Ongoing Fees........................................................     11
  Distribution (12b-1) Fees...........................................     12
  Exchanges...........................................................     12
  Redemption Procedures and Fees......................................     12
  Dividends and Distributions.........................................     12
  Federal Income Tax Consequences of the Proposed Combination.........     12
  Costs and Expenses..................................................     13
  Continuation of Shareholder Accounts................................     13
PRINCIPAL RISK FACTORS................................................     13
THE PLAN..............................................................     13
  Plan of Acquisition.................................................     13
  Description of Securities to be Issued..............................     14
  Reasons for the Proposed Combination................................     14
  Federal Income Tax Consequences.....................................     15
  Capitalization......................................................     15
MANAGEMENT'S DISCUSSION OF SERIES PERFORMANCE.........................     16
COMPARISON OF INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS........     17
ADDITIONAL INFORMATION ABOUT THE SERIES...............................     21
PROPOSALS OF SHAREHOLDERS.............................................     21
OTHER BUSINESS........................................................     21

APPENDIX A: FORM OF PLAN OF ACQUISITION - EUROPEAN FUND...............     22
APPENDIX B: FORM OF PLAN OF ACQUISITION - PACIFIC BASIN FUND..........     24

                      INTRODUCTION AND VOTING INFORMATION

SPECIAL MEETING; VOTING
-----------------------
We are furnishing this prospectus/information statement to you as a shareholder of either the European Fund or Pacific Basin Fund (each an "Acquired Fund"), each of which is a series of Principal Investors Fund, Inc., in connection with a special meeting of the shareholders of each Acquired Fund to be held on October 28, 2002. The purpose of the meeting is to vote on a Plan of Acquisition for each Acquired Fund. A copy of each Plan of Acquisition is included as Appendix A and B. Each Plan is identical, with the exception of the Acquired Fund's name. Each Plan provides for the combination of the Acquired Fund with the International Fund I ("International Fund") which is also a series of Principal Investors Fund, Inc., as more fully described below. The prospectus/information statement is first being furnished to shareholders on or about October 11, 2002.

THE BOARD OF DIRECTORS OF THE INVESTORS FUND HAS APPROVED THE PLAN AND RECOMMENDS THAT THE SHAREHOLDERS OF EACH ACQUIRED FUND VOTE FOR THE PLAN AND THE TRANSACTIONS WHICH IT CONTEMPLATES.

Shareholders of record of each Acquired Fund at the close of business on September 16, 2002, the record date, are entitled to vote at the meeting. As of the record date, the European Fund and Pacific Basin Fund had the following shares outstanding and entitled to be voted.

                                              OUTSTANDING       OUTSTANDING
                                             EUROPEAN FUND   PACIFIC BASIN FUND
                SHARE CLASS                     SHARES             SHARES
                -----------                  -------------   ------------------
  Advisors Preferred                          125,053.97         125,109.98
  Advisors Select                             197,921.45         125,106.94
  Preferred                                   121,732.87         124,061.88
  Select                                      124,929.34         125,106.53
  Institutional                                 1,490.31           1,121.08
  Class J                                      69,657.08          39,470.82

Shareholders of each Acquired Fund are entitled to one vote for each share of each Class held at their respective meeting. The meetings of both Acquired Funds will be held contemporaneously. A quorum for each Acquired Fund must be present at the meeting for the transaction of business for the Acquired Fund. The holders of record of one-third of the shares outstanding at the close of business on the record date present at the meeting will constitute a quorum for the meeting. The approval of the Plan by an Acquired Fund requires the affirmative vote of a majority of all the votes entitled to be cast by shareholders of that Acquired Fund. Abstentions and broker non-votes (votes from brokers or nominees indicating that they have not received instructions from the beneficial owners on an item for which the broker or nominee does not have discretionary power) are counted toward a quorum but do not represent votes cast for the Plan or any other issue. If the shareholders of an Acquired Fund do not approve the Plan, the Board will consider possible alternative arrangements, and Principal Management Corporation will continue to manage the Acquired Fund.

Proxies of the shareholders of the Acquired Funds are not being solicited because Principal Life Insurance Company owned a majority of the outstanding shares of each Acquired Fund as of the record date, and is expected to be present at the meeting and to vote in favor of the proposal to approve each Plan.

ADDITIONAL INFORMATION
----------------------
On September 16, 2002, the directors and officers of the Investors Fund together owned less than 1% of each of the Acquired Fund's and the International Fund's outstanding shares. Principal Life, Des Moines, Iowa, 50392-0200, an Iowa life insurance company and the parent of the manager of the Investors Fund, owned of record and beneficially, either directly or through subsidiaries, 35.09% of the outstanding shares of the International Fund. The table below shows the percentage of the outstanding shares of each Class of each Acquired Fund owned by Principal Life on September 16, 2002 and based on those holdings, its percentage of ownership at the effective time (3:00 p.m. C.S.T. on October 29, 2002):

                                 PRINCIPAL LIFE'S       PRINCIPAL LIFE'S        PRINCIPAL LIFE'S
                                   EUROPEAN FUND       PACIFIC BASIN FUND      INTERNATIONAL FUND
                               PERCENTAGE OWNERSHIP   PERCENTAGE OWNERSHIP    PERCENTAGE OWNERSHIP
         SHARE CLASS           ON SEPTEMBER 16, 2002  ON SEPTEMBER 16, 2002   AT THE EFFECTIVE TIME
         -----------           ---------------------  ---------------------  -----------------------
  Advisors Preferred                  100.00%                100.00%                  72.72%
  Advisors Select                      63.18                 100.00                   79.68
  Preferred                           100.00                 100.00                   57.90
  Select                              100.00                 100.00                  100.00
  Institutional                       100.00                 100.00                  100.00
  Class J                              14.87                  28.45                    2.29


The ultimate parent of Principal Life is Principal Financial Group, Inc.

As of September 16, 2002, the following shareholders owned 5% or more of the outstanding shares of any Class of the Funds:

                                                                   PERCENTAGE
 NAME                                      ADDRESS                OF OWNERSHIP
 ----                                     --------                ------------
EUROPEAN FUND - ADVISORS SELECT CLASS
                                          1013 CENTRE RD
 DELAWARE CHARTER GUARANTEE & TRUST       WILMINGTON, DE
 FBO PRINCIPAL ADVANTAGE TRUST            19805-1265                 36.8%
EUROPEAN FUND - CLASS J
                                          88 WILLOW DR
 PRINCIPAL LIFE INSURANCE COMPANY CUST    WASHINGTON, PA
 CONDUIT IRA OF GARY K JOHNSON            15301-3233                  8.1
INTERNATIONAL FUND I - ADVISORS SELECT
CLASS
                                          1013 CENTRE RD
 DELAWARE CHARTER GUARANTEE & TRUST       WILMINGTON, DE
 FBO PRINCIPAL ADVANTAGE TRUST            19805-1265                  9.4
                                           PO BOX 8963
 Trustar                                  WILMINGTON, DE
 F B O Centcom LTD 401(k) Plan            19899-8963                  5.7
INTERNATIONAL FUND I - ADVISORS
PREFERRED CLASS
                                          1013 CENTRE RD
 DELAWARE CHARTER GUARANTEE & TRUST       WILMINGTON, DE
 FBO PRINCIPAL ADVANTAGE TRUST            19805-1265                 52.9
INTERNATIONAL FUND I - PREFERRED CLASS
 Chase Manhattan Bank NA
 F B O Adelphoi Village Inc. 401(k)       One Chase Square
 PLan                                     Rochester, NY 14643         5.2
 Chase Manhattan Bank NA
 F B O Bank Administration Institute       One Chase Square
 401K Plan                                Rochester, NY 14643         9.2
 Chase Manhattan Bank NA
 F B O Cancer Therapy & Research           One Chase Square
 Foundation Money Purchase                Rochester, NY 14643        30.3


The Investors Fund does not know of any other person who owned at the record date, or will own at the effective time, of record or beneficially 5% or more of the outstanding shares of any of the Series.

                                    SUMMARY

The following is a summary of certain information contained or incorporated by reference in this prospectus/information statement. It is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus/information statement.

THE PLAN
--------
You are being asked to approve the Plan, which provides for the combination of the European Fund and Pacific Basin Fund (each the "Acquired Fund") with the International Fund I ("International Fund"). The European fund, Pacific Basin Fund and International Fund are each a series of Principal Investors Fund, Inc. ("Investors Fund"). Under each Plan, at the effective time on the closing date, the International Fund will acquire all the assets and assume all the liabilities of the Acquired Fund and issue to the Acquired Fund shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class and Class J common stock having a value equal to the net assets acquired attributable to each share class. Immediately thereafter, the Acquired Fund will distribute all the International Fund shares it receives to its shareholders who own the same class of the Acquired Fund and thereby redeem all its outstanding shares. Each Acquired Fund shareholder will receive International Fund shares equal in value to the shares of the same class of the Acquired Fund held by the shareholder at the effective time. If the Plan is approved, the effective time will be 3:00 p.m. C.S.T. on October 29, 2002.

REASONS FOR THE PLAN
--------------------
The catalyst for each Plan is the recent announcement by the Principal Financial Group/(R)/ that it has reached a definitive agreement to sell significant portions of BT Financial Group businesses, including Principal Capital Global Investors Limited ("PCGIL"), the sub-advisor for each Acquired Fund. As a result of this sale, PCGIL will not provide investment advisory services to the Acquired Funds after October 31, 2002. Both of the Acquired Funds have relatively small amounts of assets and have experienced limited sales of shares. The likelihood that the Acquired Funds will achieve significant asset levels in the foreseeable future is low. The Board for the Investors Fund considered these and other factors, and determined that the proposed Plan would be in the best interests of each Acquired Fund and its shareholders, that the terms of each Plan are fair and reasonable and that the interests of the shareholders of each Acquired Fund will not be diluted as a result of the transactions contemplated by the Plan. The Board believes that each Plan will provide shareholders of each Acquired Fund with an investment in a larger growth-oriented, international fund with a more favorable expense ratio than either Acquired Fund. The table below reflects the investment performance of each of the Acquired Funds and the International Fund for the periods ended August 31, 2002.

                                                       TOTAL RETURN WITH MAXIMUM SALES CHARGE*
                      ----------------------------------------------------------------------------------------------------------
                                                                     ADVISORS                                     ADVISORS
                                     PREFERRED                       PREFERRED              SELECT                 SELECT
       SERIES                          CLASS                           CLASS                 CLASS                 CLASS
       ------         ----------------------------------------  ----------------      --------------------  --------------------
                                                 SINCE                      SINCE                 SINCE                  SINCE
                           1-YR.              INCEPTION**       1-YR.    INCEPTION**  1-YR.    INCEPTION**   1-YR.    INCEPTION**
                           -----              -----------       -----    -----------  -----    -----------   -----    -----------
 International Fund        -15.01%              -19.43%         -15.53%    -19.78%    -15.35%    -19.62%    -15.79%     -19.98%
 European Fund             -16.07%              -19.03%         -16.37%    -19.30%    -16.17%    -19.08%    -16.54%     -19.45%
 Pacific Basin Fund        -13.00%              -23.15%         -13.30%    -23.36%    -12.99%    -23.20%    -13.47%     -23.51%

                                                          TOTAL RETURN WITH MAXIMUM SALES CHARGE*
                                               --------------------------------
                                                         INSTITUTIONAL
                   SERIES                                     CLASS                          CLASS J
                   ------                      --------------------------------       -------------------
                                                                       SINCE                          SINCE
                                                      1-YR.         INCEPTION**      1-YR.        INCEPTION***
                                                      -----         -----------      -----        ------------
 International Fund                                   -15.05%         -18.64%       -16.68%          -19.87%
 European Fund                                        -15.78%         -18.42%       -17.11%          -19.47%
 Pacific Basin Fund                                   -12.83%         -17.31%       -14.36%          -18.50%

*No front-end or back-end sales charge applies to any of the share classes, except Class J shares. A contingent deferred sales charge of 1.00% is charged on redemptions of Class J shares within 18 months of their purchase.
 **Inception Date of December 6, 2000.
 ***Inception Date of March 1, 2001.

INVESTMENT OBJECTIVES AND POLICIES
----------------------------------
The primary investment objective of the International Fund and each Acquired Fund is to seek long-term growth of capital. Each series invests primarily in equity securities of non-U.S. companies, but each Acquired Fund invests at least 80% of its assets in companies located in specific geographic regions. The International Fund is not required to invest in companies located in a specific region. Thus, while the risks of investing in international stock funds in general are similar for each series, each has different risks due to the extent to which each is geographically diversified.

INVESTMENT ADVISORY SERVICES
----------------------------
Principal Management Corporation (the "Manager") serves as investment advisor to the Investors Fund. The Manager has entered into a sub-advisory agreement with Invista Capital Management, LLC ("Invista") to provide investment advisory services to the International Fund. Invista is an indirect wholly-owned subsidiary of Principal Life and an affiliate of the Manager. The Manager has entered into sub-advisory agreements with PCGIL to provide investment advisory services to each Acquired Fund. PCGIL is also an affiliate of the Manager.

The Manager pays Invista a smaller percentage of the fee it receives from the International Fund compared to the percentage it pays to PCGIL from fees it receives from each Acquired Fund. The Manager also currently waives a portion of the management fee, or pays expenses of, the Class J shares of each of the series. If each Plan is approved, the combined assets of the series will continue to be sub-advised by a sub-advisor affiliated with the Manager, the Manager will retain a larger portion of the advisory fees it will receive with respect to the assets formerly owned by each Acquired Fund, and the overall amount of the management fee waiver or expense reimbursement for Class J shares by the Manager will be reduced.

FEES AND EXPENSES OF THE SERIES
-------------------------------
This table describes the fees and expenses that you may pay if you buy and hold shares of any of the series.

                                                         SHAREHOLDER FEES
                                            (FEES PAID DIRECTLY FROM YOUR INVESTMENT)
                                            -----------------------------------------
                                                            ADVISORS            ADVISORS
                                               PREFERRED   PREFERRED   SELECT    SELECT    INSTITUTIONAL
                                                 CLASS       CLASS      CLASS     CLASS        CLASS                     CLASS J
                                               ---------   ---------   ------   --------   -------------               ------------
  Maximum sales charge imposed on purchases
  (as a % of offering price)                      None        None      None      None          None                     None
  Maximum Contingent Deferred Sales Charge
  ("CDSC") (as a % of dollars subject to
  charge)                                         None        None      None      None          None                     1.00/(1)/
  Redemption or Exchange Fee                      None        None      None      None          None                     1.00/(2)/
                                               //                      //                                  /     /          /
 ///(1)/A contingent deferred sales charge of 1% applies on certain redemptions of shares made within 18 months after they are purchased.//
 ///(2)/
    Redemption fees or exchange fees are charged on redemptions or exchanges of $50,000 or more of shares redeemed within 30 days after they are purchased.


ONE-TIME FEES
      . Class J shares have no initial sales charge but may be subject to a CDSC. If you sell (redeem) shares and the CDSC is imposed, it will reduce the amount of sales proceeds.
      . A redemption fee or exchange fee of 1.00% is charged on redemptions or exchanges of Class J shares of $50,000 or more if the shares were purchased within 30 days of the redemption or exchange. The fee is calculated as a percentage of market value at the time the shares are redeemed or exchanged.

The operating expenses attributable to each share class of the series (as a percentage of the average daily net assets) for the fiscal year ended October 31, 2001 were as follows:

                                                          EUROPEAN FUND
                              ---------------------------------------------------------------------
                                         ADVISORS                 ADVISORS
                              PREFERRED  PREFERRED                 SELECT   INSTITUTIONAL
   FUND OPERATING EXPENSES      CLASS      CLASS    SELECT CLASS   CLASS        CLASS       CLASS J*
   -----------------------    ---------  ---------  ------------  --------  -------------   --------
 Management Fees                1.00%      1.00%       1.00%       1.00%        1.00%        1.00%
 12b-1 Fees                     0.00       0.31        0.00        0.37         0.00         0.50
 Other Expenses                 0.26       0.26        0.38        0.38         0.00         2.26
                                ----       ----        ----        ----         ----         ----
 Total Operating Expenses       1.26%      1.57%       1.38%       1.75%        1.00%        3.76%

                                                       PACIFIC BASIN FUND
                              ---------------------------------------------------------------------
                                         ADVISORS                 ADVISORS
                              PREFERRED  PREFERRED                 SELECT   INSTITUTIONAL
   FUND OPERATING EXPENSES      CLASS      CLASS    SELECT CLASS   CLASS        CLASS       CLASS J*
   -----------------------    ---------  ---------  ------------  --------  -------------   --------
 Management Fees                1.00%      1.00%       1.00%       1.00%        1.00%         1.00%
 12b-1 Fees                     0.00       0.31        0.00        0.37         0.00          0.50
 Other Expenses                 0.26       0.26        0.38        0.38         0.00         25.85
                                ----       ----        ----        ----         ----         -----
 Total Operating Expenses       1.26%      1.57%       1.38%       1.75%        1.00%        27.35%

                                                                           INTERNATIONAL FUND
                                     ------------------------------------------------------------------------
                                                           ADVISORS                              ADVISORS
                                        PREFERRED         PREFERRED                               SELECT
      FUND OPERATING EXPENSES             CLASS             CLASS           SELECT CLASS           CLASS
      -----------------------           ---------         ---------         ------------         --------
 Management Fees                          0.90%             0.90%               0.90%              0.90%
 12b-1 Fees                               0.00              0.31                0.00               0.37
 Other Expenses                           0.26              0.26                0.38               0.38
                                          ----              ----                ----               ----
 Total Operating Expenses                 1.16%             1.47%               1.28%              1.65%
 *The Manager has voluntarily agreed to waive a portion of its fee for the Class J shares of the International Fund and each
  Acquired Fund. The Manager intends to continue the waiver and, if necessary, pay expenses normally payable by Class J shares of the International Fund and each Acquired Fund through the period ending February 28, 2003. The effect of the waiver is to reduce each Fund's Class J shares annual operating expenses. The waiver will maintain a total level of operating expenses for Class J shares of the International Fund and each Acquired Fund (expressed as a percent of average net assets attributable to Class J shares on an annualized basis) not to exceed:
   . 1.95% for the European Fund through October 31, 2002 and 2.50% thereafter through February 28, 2003.
   . 2.00% for the Pacific Basin Fund through October 31, 2002 and 3.00% thereafter through February 28, 2003.
   .1.85% for the International Fund through February 28, 2003.


                                        INSTITUTIONAL
      FUND OPERATING EXPENSES               CLASS              CLASS J*
      -----------------------           -------------          --------
 Management Fees                            0.90%                0.90%
 12b-1 Fees                                 0.00                 0.50
 Other Expenses                             0.00                 4.89
                                            ----                 ----
 Total Operating Expenses                   0.90%                6.29%
 *The Manager has voluntarily agreed to waive a portion of its fee for the Class J shares of the International Fund and each
  Acquired Fund. The Manager intends to continue the waiver and, if necessary, pay expenses normally payable by Class J shares of the International Fund and each Acquired Fund through the period ending February 28, 2003. The effect of the waiver is to reduce each Fund's Class J shares annual operating expenses. The waiver will maintain a total level of operating expenses for Class J shares of the International Fund and each Acquired Fund (expressed as a percent of average net assets attributable to Class J shares on an annualized basis) not to exceed:
   . 1.95% for the European Fund through October 31, 2002 and 2.50% thereafter through February 28, 2003.
   . 2.00% for the Pacific Basin Fund through October 31, 2002 and 3.00% thereafter through February 28, 2003.
   .1.85% for the International Fund through February 28, 2003.



The International Fund's expenses, assuming implementation of the Plan on August 31, 2002, as a percentage of average daily net assets are as follows:

                                                                      INTERNATIONAL FUND
                             ----------------------------------------------------------------------------------------------
                                                 ADVISORS                       ADVISORS
                                PREFERRED        PREFERRED        SELECT         SELECT         INSTITUTIONAL
  FUND OPERATING EXPENSES         CLASS            CLASS          CLASS*         CLASS              CLASS             CLASS J**
  -----------------------       ---------        ---------        ------        --------        -------------         ---------
  Management Fees                 0.90%            0.90%          0.90%          0.90%              0.90%               0.90%
  12b-1 Fees                      0.00             0.28           0.10           0.34               0.00                0.50
  Other Expenses                  0.26             0.29           0.28           0.41               0.00                2.05
                                  ----             ----           ----           ----               ----                ----
  Total Operating Expenses        1.16%            1.47%          1.28%          1.65%              0.90%               3.45%
 *A Distribution Plan and Agreement was adopted by the Investors Fund pursuant to Rule 12b-1 for the Select Class shares effective June 10, 2002.
 **
  The Manager has voluntarily agreed to waive a portion of its fee for the Class J shares of the International Fund. The Manager intends to continue the waiver and, if necessary, pay expenses normally payable by Class J shares of the International Fund through the period ending February 28, 2003. The effect of the waiver is to reduce the International Fund's Class J shares annual operating expenses. The waiver will maintain a total level of operating expenses for Class J shares of the International
  Fund (expressed as a percent of average net assets attributable to Class J shares on an annualized basis) not to exceed 1.85%.


The following is an example of the effect of the operating expenses of the series as of October 31, 2001. The examples assume (1) a 5% annual return, and
(2) the series' operating expenses remain the same. Although your actual costs may be higher or lower, you would pay the following expenses on a $10,000 investment in shares of the series, based upon these assumptions:

                                                                   NUMBER OF YEARS YOU OWN YOUR PREFERRED CLASS SHARES
                                                                  ----------------------------------------------------
                                                                    1 YEAR       3 YEARS       5 YEARS        10 YEARS
                                                                  -----------  ------------  ------------  ---------------
  International Fund                                                 $118          $368          $638          $1,409
  European Fund                                                       128           400           692           1,523
  Pacific Basin Fund                                                  128           400           692           1,523

                          NUMBER OF YEARS YOU OWN YOUR ADVISORS PREFERRED CLASS SHARES
                         -------------------------------------------------------------
                            1 YEAR         3 YEARS         5 YEARS          10 YEARS
                         -------------  --------------  --------------  -----------------
  International Fund         $150            $465            $803            $1,757
  European Fund               160             496             855             1,867
  Pacific Basin Fund          160             496             855             1,867

                          NUMBER OF YEARS YOU OWN YOUR SELECT CLASS SHARES
                         -------------------------------------------------
                           1 YEAR      3 YEARS      5 YEARS       10 YEARS
                         ----------  -----------  -----------  --------------
  International Fund        $130        $406         $702          $1,545
  European Fund              140         437          755           1,657
  Pacific Basin Fund         140         437          755           1,657

                         NUMBER OF YEARS YOU OWN YOUR ADVISORS SELECT CLASS SHARES
                         ----------------------------------------------------------
                            1 YEAR        3 YEARS        5 YEARS         10 YEARS
                         ------------  -------------  -------------  ----------------
  International Fund         $168          $520           $897            $1,955
  European Fund               178           551            949             2,062
  Pacific Basin Fund          178           551            949             2,062

                          NUMBER OF YEARS YOU OWN YOUR INSTITUTIONAL CLASS SHARES
                         --------------------------------------------------------
                            1 YEAR        3 YEARS        5 YEARS         10 YEARS
                         ------------  -------------  -------------  ----------------
  International Fund         $ 92          $287           $498            $1,108
  European Fund               102           318            552             1,225
  Pacific Basin Fund          102           318            552             1,225

                                  IF YOU SELL YOUR CLASS J SHARES
                         --------------------------------------------
                            NUMBER OF YEARS YOU OWN YOUR CLASS J SHARES
                         --------------------------------------------
                           1 YEAR      3 YEARS      5 YEARS       10 YEARS
                         ----------  -----------  -----------  --------------
  International Fund        $287        $569        $  980         $2,127
  European Fund              297         600         1,032          2,233
  Pacific Basin Fund         299         606         1,042          2,254

                               IF YOU DO NOT SELL YOUR CLASS J SHARES
                         --------------------------------------------
                            NUMBER OF YEARS YOU OWN YOUR CLASS J SHARES
                         --------------------------------------------
                           1 YEAR      3 YEARS      5 YEARS       10 YEARS
                         ----------  -----------  -----------  --------------
  International Fund        $184        $569        $  980         $2,127
  European Fund              194         600         1,032          2,233
  Pacific Basin Fund         196         606         1,042          2,254

The following is an example of the effect of the operating expenses of the International Fund, assuming implementation of the Plans on August 31, 2002. The examples assume (1) a 5% annual return, and (2) the series' operating expenses remain the same. Although your actual costs may be higher or lower, you would pay the following expenses on a $10,000 investment in shares of the International Fund, based upon these assumptions:

                                                   NUMBER OF YEARS YOU OWN YOUR PREFERRED CLASS SHARES
                                                  ----------------------------------------------------
                                                    1 YEAR       3 YEARS       5 YEARS        10 YEARS
                                                  -----------  ------------  ------------  ---------------
  International Fund                                 $118          $368          $638          $1,409

                          NUMBER OF YEARS YOU OWN YOUR ADVISORS PREFERRED CLASS SHARES
                         -------------------------------------------------------------
                            1 YEAR         3 YEARS         5 YEARS          10 YEARS
                         -------------  --------------  --------------  -----------------
  International Fund         $150            $465            $803            $1,757

                           NUMBER OF YEARS YOU OWN YOUR SELECT CLASS SHARES
                          -------------------------------------------------
                            1 YEAR      3 YEARS      5 YEARS       10 YEARS
                          ----------  -----------  -----------  --------------
  International Fund         $130        $406         $702          $1,545

                         NUMBER OF YEARS YOU OWN YOUR ADVISORS SELECT CLASS SHARES
                         ----------------------------------------------------------
                            1 YEAR        3 YEARS        5 YEARS         10 YEARS
                         ------------  -------------  -------------  ----------------
  International Fund         $168          $520           $897            $1,955

                          NUMBER OF YEARS YOU OWN YOUR INSTITUTIONAL CLASS SHARES
                         --------------------------------------------------------
                            1 YEAR        3 YEARS        5 YEARS         10 YEARS
                         ------------  -------------  -------------  ----------------
  International Fund         $92           $287           $498            $1,108

                                   IF YOU SELL YOUR CLASS J SHARES
                          --------------------------------------------
                             NUMBER OF YEARS YOU OWN YOUR CLASS J SHARES
                          --------------------------------------------
                            1 YEAR      3 YEARS      5 YEARS       10 YEARS
                          ----------  -----------  -----------  --------------
  International Fund         $291        $582        $1,001         $2,169

                                IF YOU DO NOT SELL YOUR CLASS J SHARES
                          --------------------------------------------
                             NUMBER OF YEARS YOU OWN YOUR CLASS J SHARES
                          --------------------------------------------
                            1 YEAR      3 YEARS      5 YEARS       10 YEARS
                          ----------  -----------  -----------  --------------
  International Fund         $188        $582        $1,001         $2,169


PURCHASES
---------
Shares of the International Fund and each Acquired Fund are offered for sale through Princor Financial Services Corporation ("Princor"), a broker-dealer that is also the principal underwriter for the Investors Fund, or other dealers which it selects.

ONGOING FEES
------------
The International fund and each Acquired Fund pay ongoing fees to the Manager, and for some of the share classes, Princor and others who provide services to the fund. These fees reduce the value of each share you own.

DISTRIBUTION (12B-1) FEES
-------------------------
The Investors Fund has adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940 for its Advisors Preferred, Advisors Select, Select and Class J shares for the International Fund and each Acquired Fund. Under each Distribution Plan, each series pays a fee to Princor based on the average daily net asset values attributable to these share classes. These ongoing fees pay expenses relating to distribution fees for sales of shares of the share classes and for services provided by Princor and other selling dealers to shareholders. Because they are ongoing fees, over time they may exceed other types of sales charges.

                                   12B-1 FEE
                                   ---------
 Advisors Preferred Class Shares     0.31%
 Advisors Select Class Shares...     0.37%
 Select Class Shares............     0.10%
 Class J Shares.................     0.50%


EXCHANGES
---------
Shares of the International fund and each Acquired Fund may be exchanged, without payment of a sales charge or CDSC, for shares of the same class of other series of the Investors Fund. If Class J shares are exchanged for Class J shares of another series, the shares acquired will be subject to the applicable CDSC imposed by the new series; however, the holding period of the Class J shares exchanged is added to the holding period of the Class J shares acquired for purposes of determining the applicable charge.

REDEMPTION PROCEDURES AND FEES
------------------------------
Shares of the International Fund and each Acquired Fund may be redeemed at a price equal to the net asset value of the shares next computed following the receipt of a request for redemption in proper form. The amount you receive will be reduced by any applicable CDSC or redemption fee for Class J shares.

Generally, the sale proceeds are sent out on the next business day after the sell order has been placed.


DIVIDENDS AND DISTRIBUTIONS
---------------------------
The International Fund and each Acquired Fund each pay its net investment income on an annual basis. Payments are made to shareholders of record on the business day prior to the payment date. The payment date is December 19th (or previous business day).

Net realized capital gains, if any, are distributed annually. Generally the distribution is made on the second business day of December. Payments are made to shareholders of record on the business day prior to the payable date. Capital gains may be taxable at different rates, depending on the length of time that the Fund holds its assets.


Immediately prior to the reorganization, the International Fund and each Acquired Fund will pay a dividend or dividends which, together with all previous dividends, will have the effect of distributing to their respective shareholders all of their investment company taxable income for taxable years ending on or prior to the reorganization (computed without regard to any deduction for dividends paid) and all of its net capital gains, if any, realized in taxable years ending on or prior to the reorganization (after reduction for any available capital loss carry forward). Such dividends will be included in the taxable income of each Fund's respective shareholders.


FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED COMBINATION
-----------------------------------------------------------
The combination will be a tax-free "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). In the opinion of tax counsel to the Investors Fund, no gain or loss will be recognized by a series or its shareholders in connection with the combination, and the tax cost basis of the International Fund shares received by shareholders of each Acquired Fund will equal the tax cost basis of their shares in the Acquired Fund and their holding period of the International Fund shares will include the time during which the shareholders held the Acquired Fund shares.

COSTS AND EXPENSES
------------------
Principal Management Corporation will bear all out-of-pocket fees and expenses incurred by the series in connection with the transactions contemplated by each Plan.

CONTINUATION OF SHAREHOLDER ACCOUNTS
------------------------------------
At the effective time of each Plan, you will cease to be a shareholder of each Acquired Fund and will become a shareholder of the International Fund owning the same class of shares of the International Fund having the same value as the investment you had in each Acquired Fund at the effective time.

                             PRINCIPAL RISK FACTORS

The primary investment objective of the International Fund and each Acquired Fund is to seek long-term growth of capital. Each series invests primarily in equity securities of foreign companies, but the European Fund and the Pacific Basin Fund each invest at least 80% of its assets in companies located in specific geographic regions. The International Fund is not required to invest in companies located in specific geographic regions. Thus, while the risks of investing in international stock funds in general are similar for each, they have different risks due to the extent to which each is geographically diversified. As with all mutual funds, as the values of the assets of each series rise or fall, the share prices change for each. If you sell your shares when their value is less than the price you paid, you will lose money.

MAIN RISKS
Because it purchases equity securities, each series is subject to the risk that prices of securities it owns will fall over short or extended periods of time. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. In response, the price of securities issued by such companies may decline. These factors contribute to price volatility. In addition, foreign stocks carry risks that are not generally found in stocks of U.S. companies. These include the risk that a foreign security could lose value as a result of political, financial and economic events in foreign countries. In addition, foreign securities may be subject to securities regulators with less stringent accounting and disclosure standards than are required of U.S. companies.

Each series may invest in securities of companies with small to medium market capitalizations. While small companies may offer greater opportunities for capital growth than larger, more established companies, they also involve greater risk and should be considered speculative. Small to mid-sized companies may pose greater risk due to narrow product lines, limited financial resources, less depth in management or a limited trading market for their securities. Historically, these securities have fluctuated in price more than larger company securities, especially over the short-term.

                                    THE PLAN

PLAN OF ACQUISITION
-------------------
The terms of each Plan are summarized below. The summary is qualified in its entirety by reference to each Plan, copies of which are attached as Appendix A and B. Each Plan is identical, except for the name of the Acquired Fund.

Under the Plan, the International Fund will acquire all the assets and assume all the liabilities of the Acquired Fund and will issue to the Acquired Fund the number of shares of Common Stock of each share class of the International Fund that has a net asset value equal to the net asset value attributable to each
share class of the Acquired Fund.   We expect that the closing date will be
October 29, 2002, assuming shareholder approval of the Plan, and that the effective time will be the close of regular trading on the NYSE at 3:00 P.M., Central Standard Time, on that date. The series will determine their net asset values as of the effective time using the procedures described in the Investors Fund's prospectus (the procedures applicable to the International Fund and each Acquired Fund are indentical). The International Fund will issue to each Acquired Fund a number of shares of each share class equal to the value of the net assets of the Acquired Fund shares of each share class outstanding at the effective time. The Acquired Fund will be managed such that at the effective time it will hold only cash or other securities that are eligible investments for the International Fund.

Immediately after the effective time, each Acquired Fund will distribute to you its International Fund shares of the same class as the shares you own of the Acquired Fund in exchange for all your Acquired Fund shares of that class. Each Acquired Fund shareholder will receive shares of the International Fund that are equal in value to the shares of the class of the Acquired Fund that are given up by the shareholder in the exchange. In connection with the exchange, the International Fund will credit on its books an appropriate number of its shares to the account of each Acquired Fund shareholder, and the Acquired Fund will cancel on its books all its shares registered to the account of that shareholder. Any outstanding certificate for Acquired Fund shares that is not surrendered will be deemed to represent the number of International Fund shares for which the Acquired Fund shares have been exchanged. After the effective time, each Acquired Fund will dissolve in accordance with applicable law.


The consummation of the transactions contemplated by the Plan for each Acquired Fund is subject to the approval of the Plan by the shareholders of that Acquired Fund. Each Plan may be amended, but no amendment may be made to the Plan which in the opinion of the Board of Directors would materially adversely affect the interests of the shareholders of an Acquired Fund after the shareholders of that Acquired Fund have approved the Plan. The Board of Directors may terminate a Plan at any time before the effective time if it believes that consummation of the transactions contemplated by that Plan would not be in the best interests of the shareholders.


The Manager will pay all fees and out-of-pocket expenses incurred by the series in connection with the transactions contemplated by each Plan.

DESCRIPTION OF SECURITIES TO BE ISSUED
--------------------------------------
The share classes of the International Fund are shares of common stock, par value $.01 per share. They have the same rights with respect to the International Fund as the share classes of each Acquired Fund have with respect to the Acquired Fund. Each share is entitled to one vote and has equal rights with every other share as to dividends, earnings, voting, assets and redemption. There is no cumulative voting for directors. Shares are fully paid and non-assessable, have no preemptive or conversion rights and are freely transferable. Each fractional share has proportionately the same rights as are provided for a full share. As of September 16, 2002, the International Fund had the following number of shares of each class outstanding:

                         NUMBER OF OUTSTANDING
        CLASS                    SHARES
        -----            ---------------------
  Preferred                     394,587.59
  Advisors Preferred            265,884.32
  Select                        125,120.03
  Advisors Select               148,074.30
  Institutional               2,683,146.99
  Class J                     1,283,524.62



REASONS FOR THE PROPOSED COMBINATION
------------------------------------
The catalyst for each Plan is the recent announcement by the Principal Financial Group/(R)/ that it has reached a definitive agreement to sell significant portions of BT Financial Group businesses, including Principal Capital Global Investors Limited ("PCGIL"), the sub-advisor for each Acquired Fund. As a result of this sale, PCGIL will not provide investment advisory services to the Acquired Funds after October 31, 2002. Both of the Acquired Funds have relatively small amounts of assets and have experienced limited sales of shares. The likelihood that the Acquired Funds will achieve significant asset levels in the foreseeable future is low. The Board for each Acquired Fund considered these and other factors, and determined that the proposed Plan would be in the best interests of each Acquired Fund and its shareholders, that the terms of each Plan are fair and reasonable and that the interests of the shareholders of each Acquired Fund will not be diluted as a result of the transactions contemplated by the Plan.

Each Plan has been approved by the Board of Directors of the International Fund each of the Acquired Funds, including all of the directors who are not "interested persons" as defined in Section 2(a)(19) of the Investment Company Act. In approving the Plan, the Boards considered the following factors, among others: (1) possible alternatives to the Plan; (2) the terms and conditions of the Plan and whether its implementation would result in dilution of shareholder interests or involve overreaching by any person concerned; (3) the advantages to the Acquired Fund's shareholders of investing in a larger asset pool with greater diversification; (4) any direct or indirect fees or expenses incurred by the series as a result of the Plan; (5) expense ratios and available information regarding the fees and expenses of the series, including any change in fees or expenses to be paid or borne by shareholders of the Acquired Fund (direct or indirectly) as a result of the Plan; (6) comparative investment performances of the series; (7) the direct or indirect federal income tax consequences of the Plan to shareholders of the Acquired Fund; (8) the continuity of or changes in services to be provided to shareholders following implementation of the Plan; and (9) the compatibility of the investment objectives and policies of the series and changes with respect to the investment objectives and policies of the Acquired Fund that will result from the Plan.

FEDERAL INCOME TAX CONSEQUENCES
-------------------------------
To be considered a tax-free "reorganization" under Section 368 of the Code, a reorganization must exhibit a continuity of business enterprise. Because the International Fund will use a portion of each Acquired Fund's assets in its business and will continue each Acquired Fund's historic business, the combination of each Acquired Fund with the International Fund will exhibit a continuity of business enterprise. Therefore, each combination will be considered a tax-free "reorganization," under applicable provisions of the Code. In the opinion of tax counsel to the Investors Fund, no gain or loss will be recognized by any of the series or its shareholders in connection with the combination, the tax cost basis of the International Fund shares received by shareholders of each Acquired Fund will equal the tax cost basis of their shares in the Acquired Fund, and their holding periods for the International Fund shares will include their holding periods for the Acquired Fund shares.

As of October 31, 2001, the European Fund and the Pacific Basin Fund had accumulated capital loss carryforwards in the amount of approximately $797,000 and $425,000, respectively. After the reorganization, these losses will be available to the International Fund to offset its capital gains, although the amount of offsetting losses available in any given year may be limited. As a result of this limitation, it is possible that the International Fund may not be able to use these losses as rapidly as either Acquired Fund might have, and part of these losses may not be useable at all. The ability of the International Fund to absorb losses in the future depends upon a variety of factors that cannot be known in advance, including the existence of capital gains against which these losses may be offset. In addition, the benefits of any capital loss carryfowards currently are available only to shareholders of the Acquired Fund to which they relate. After the reorganization, however, these benefits will inure to the benefit of all shareholders of the International Fund.


The foregoing is only a summary of the principal federal income tax consequences of the combination and should not be considered to be tax advice. There can be no assurance that the Internal Revenue Service will concur on all or any of the issues discussed above. You may wish to consult with your own tax advisers regarding the federal, state, and local tax consequences with respect to the foregoing matters and any other considerations which may apply in your particular circumstances.

CAPITALIZATION
--------------
The following table shows the capitalization of each Acquired Fund and the International Fund separately, as of August 31, 2002, and combined in the aggregate (unaudited), as of that date, giving effect to both Plans:

                                                          EUROPEAN FUND
                             -----------------------------------------------------------------------
                             ADVISORS               ADVISORS
                             PREFERRED  PREFERRED    SELECT                  INSTITUTIONAL
                               CLASS      CLASS      CLASS     SELECT CLASS      CLASS      CLASS J
                             ---------  ---------   --------   ------------  -------------  -------
 Net Assets                  $868,138   $846,867   $1,372,396    $869,080       $10,503     $472,516
 Net Asset Value Per Share      $6.94      $6.96        $6.93       $6.96         $7.05        $7.05
 Shares Outstanding           125,054    121,733      197,910     124,929         1,490       67,068

                                                       PACIFIC BASIN FUND
                              --------------------------------------------------------------------
                              ADVISORS              ADVISORS
                              PREFERRED  PREFERRED   SELECT                 INSTITUTIONAL
                                CLASS      CLASS     CLASS    SELECT CLASS      CLASS      CLASS J
                              ---------  ---------  --------  ------------  -------------  -------

 Net Assets                   $800,561   $794,943   $799,771    $801,356       $7,156       $246,029
 Net Asset Value Per Share       $6.40      $6.41      $6.39       $6.41        $6.38        $6.36
 Shares Outstanding            125,110    124,062    125,107     125,107        1,121       38,697

                                                        INTERNATIONAL FUND
                            --------------------------------------------------------------------------
                             ADVISORS                ADVISORS
                            PREFERRED   PREFERRED     SELECT                  INSTITUTIONAL
                              CLASS       CLASS       CLASS     SELECT CLASS      CLASS       CLASS J
                            ---------   ---------    --------   ------------  -------------   -------

 Net Assets                 $1,826,658  $2,703,146  $1,014,885    $865,523     $17,129,664   $8,601,333
 Net Asset Value Per Share       $6.91       $6.94       $6.88       $6.92           $6.96       $6.91
 Shares Outstanding            264,326     389,779     147,427     125,120       2,461,191   1,245,649

                                                    COMBINED INTERNATIONAL FUND
                            --------------------------------------------------------------------------
                             ADVISORS                ADVISORS
                            PREFERRED   PREFERRED     SELECT                  INSTITUTIONAL
                              CLASS       CLASS       CLASS     SELECT CLASS      CLASS       CLASS J
                            ---------   ---------    --------   ------------  -------------   -------

 Net Assets                 $3,495,357  $4,344,956  $3,187,051   $2,535,958    $17,147,323   $9,319,878
 Net Asset Value Per Share       $6.91       $6.94       $6.88        $6.92          $6.96       $6.91
 Shares Outstanding            505,817     626,351     463,149      366,512      2,463,729   1,349,635



           MANAGEMENT'S DISCUSSION OF INTERNATIONAL FUND PERFORMANCE

The following discussion relates to the performance of the International Fund during its most recent fiscal year, which ended October 31, 2001.
LOGO

 GROWTH OF $10,000

        Cumulative Returns
        as of October 31, 2001
Class               Life of Fund
Advisors Preferred      -26.92%
Advisors Select         -27.12%
J                       -23.00%
Institutional           -21.80%
Preferred               -26.82%
Select                  -26.82%


        Morgan Stanley
           Capital
        International         Morningstar        International
        EAFE (Europe,           Foregin             Fund I,
        Australia and            Stock             Advisors
       Far East) Index-ND      Category             Select

"2001"       7.573               7.634               7.288


Note: Past performance is not predictive of future performance.
The performance of Advisors Preferred, Preferred, Select, Institutional, and Class J shares will vary from the performance of Advisors Select shares based on the differences in sales charges and fees.

* The inception date of the Institutional Class and Class J shares was March 1, 2001. The Advisors Preferred, Advisors Select, Preferred and Select Classes inception was December 1, 2000.



International equity markets posted negative returns in the last year, largely due to declining economic growth rates around the world. Global growth rates were impacted by increased interest rates in 2001 along with higher energy prices. The September 11 terrorist attacks caused further weakness in the already sluggish global economy. Market leaders last year, specifically technology, media and telecommunications (TMT), were impacted the most by 2001's negative economic environment. Weakness in these sectors was driven by reduced earnings growth expectations. The economic slowdown also negatively impacted investments in information technology and spending on advertising. In telecommunications, lower-than-expected demand for new services and balance sheet concerns negatively impacted the sector.


In addition to the negative performance of the TMT sectors, the sluggish economy began to take its toll on other cyclical areas of the market. Consumer cyclicals in particular were hit hard, especially after the attacks. The areas of the market that performed the best in the past year were sectors where earnings proved relatively resilient: consumer staples, health care, utilities and energy.


Market performance in October, the last month of the International Fund's fiscal year, was strong. Signs are appearing that the worst may be over for corporate earnings. The aggressive easing of monetary and fiscal policy in the United States and elsewhere around the world will lead to a better economic environment in the future. Recent declines in energy prices are also positive for future economic growth.


The International Fund  underperformed the MSCI EAFE (Europe,  Australia and Far
East) benchmark by 2.85% for the year. For the one-year period ended October 31, 2001, the Fund returned -27.12%, compared to -24.27% for the Index. Three key areas drove underperformance: 1) an overweighted position in cyclical media companies; 2)exposure in market sensitive banks and diversified financials, and
3) select positions in cyclical business services companies. Currency movements benefited the fund by over 1% as the Euro rebounded versus the U.S. dollar.


We are currently finding good value in financials and basic materials companies. We are less positive on consumer staples, pharmaceuticals and utilities since they appear expensive on our valuation measures. Our investment positioning is always a result of implementing our borderless, bottom-up philosophy in international investing. This philosophy focuses on in-depth research of companies and investing at discount valuations.

 1) MORNINGSTAR FOREIGN STOCK CATEGORY consists of foreign-stock funds that can invest in any country outside the United States. Most of these funds divide their assets among a dozen or more developed markets, including Japan, Britain, France, and Germany. They tend to invest the rest in emerging markets such as Hong Kong, Brazil, Mexico and Thailand.
 2) MORGAN STANLEY CAPITAL INTERNATIONAL (MSCI) EAFE (EUROPE, AUSTRALIA AND FAR
 EAST) INDEX is a stock index designed to measure the investment returns of developed economies outside of North America.


         COMPARISON OF INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS

The investment objectives of the series are fundamental and certain investment restrictions which are designated as such in each series' prospectus or Statement of Additional Information are fundamental policies that may not be changed without approval by the holders of the lesser of: (i) 67% of the series' shares present or represented at a shareholder's meeting at which the holders of more than 50% of such shares are present or represented by proxy; or (ii) more than 50% of the outstanding shares of the series. All other investment policies and restrictions are not fundamental and may be changed by the Investors Fund Board of Directors without shareholder approval.

INTERNATIONAL FUND
------------------
The International Fund seeks long-term growth of capital.

INTERNATIONAL FUND STRATEGY
The International Fund invests in a portfolio of equity securities of companies domiciled in any of the nations of the world. The International Fund invests in securities of:
.. companies with their principal place of business or principal office outside the U.S.;
.. companies for which the principal securities trading market is outside the
  U.S.; and
.. companies, regardless of where their securities are traded, that derive 50% or more of their total revenue from goods or services produced or sales made outside the U.S.

The International Fund has no limitation on the percentage of assets that are invested in any one country or denominated in any one currency. However under normal market conditions, the International Fund intends to have at least 80% of its assets invested in companies in at least three different countries. One of those countries may be the U.S. though currently the International Fund does not intend to invest in equity securities of U.S. companies.


Investments may be made anywhere in the world. Primary consideration is given to securities of corporations of Western Europe, North America and Australasia (Australia, Japan and Far East Asia). Changes in investments are made as prospects change for particular countries, industries or companies.


In choosing investments for the International Fund, the Sub-Advisor, Invista, pays particular attention to the long-term earnings prospects of the various companies under consideration. Invista then weighs those prospects relative to the price of the security.

EUROPEAN FUND
-------------
The European Fund seeks to achieve long-term growth of capital.

EUROPEAN FUND STRATEGY
The European Fund invests primarily in equity securities of companies domiciled or, in the opinion of PCGIL, having their core business in Europe. The European Fund may also invest in other securities of such companies. The European Fund offers an opportunity to invest in a region with a wide spread of industries and in companies which, in the opinion of PCGIL, may be undervalued.

The European Fund invests in securities listed on foreign or domestic securities exchanges, securities traded in foreign or domestic over-the-counter markets and depositary receipts. Under normal market conditions, the European Fund invests at least 80% of its assets in European securities. These include securities of:
.. companies organized under the laws of European countries;
.. companies for which the principal securities trading market is in a European country; and
.. companies, regardless of where their securities are traded, that derive 50% or more of their total revenue from either goods or services produced or sales made in European countries.

The global equity investment philosophy of PCGIL is to exploit market inefficiencies that arise from differing interpretations of market information. As a result, in PCGIL's view, a company's share price does not always represent its true "business value." PCGIL actively invests in those companies that it believes have been mispriced by investment markets. In order to exploit these inefficiencies successfully, PCGIL seeks to enhance investment returns through:
.. rigorous proprietary stock research which enables their analysts to understand the:
  . quality of the company;
  . nature of its management;
  . nature of its industry competition; and . business valuation - the true "business value" of the company;
.. maintaining global coverage within the universe of investment choices; and .. maintaining a medium-term focus.

As a result, the European Fund's portfolio reflects the opportunities PCGIL believes are presented by mispriced companies that offer the potential for strong, long-term investment returns with an acceptable level of investment risk.

PACIFIC BASIN FUND
------------------
The Pacific Basin Fund seeks to achieve long-term growth of capital.

PACIFIC BASIN FUND STRATEGY
The Pacific Basin Fund invests primarily in equity securities (or other securities with equity characteristics) of issuers located in the Pacific Basin region, including Japan. The Pacific Basin Fund invests in securities listed on foreign or domestic securities exchanges, securities traded in foreign or domestic over-the-counter markets and depositary receipts. Under normal market conditions, the Pacific Basin Fund invests at least 80% of its assets in securities of issuers of Pacific Basin countries, which include but are not limited to: Australia, China, Hong Kong, India, Indonesia, Japan, Malaysia, New Zealand, Singapore, Sri Lanka, South Korea, Thailand, Taiwan and Vietnam. These include securities of:
.. companies organized under the laws of Pacific Basin countries;
.. companies for which the principal securities trading market is in a Pacific
  Basin country; and
.. companies, regardless of where their securities are traded, that derive 50% or more of their total revenue from either goods or services produced or sales made in Pacific Basin countries.

Criteria for determining the distribution of investments include the prospects for relative growth among foreign countries, expected levels of inflation, government policies influencing business conditions and the range of opportunities available to international investors. PCGIL actively invests in those companies that it believes have been mispriced by investment markets. In order to exploit these inefficiencies successfully, PCGIL seeks to enhance investment returns through:

.. rigorous proprietary stock research which enables their analysts to understand the:
  . quality of the company;
  . nature of its management;
  . nature of its industry competition; and . business valuation - the true "business value" of the company;
.. maintaining global coverage within the universe of investment choices; and .. maintaining a medium-term focus.

As a result, the Pacific Basin Fund's portfolio reflects the opportunities PCGIL believes are presented by mispriced companies that offer the potential for strong, long-term investment returns with an acceptable level of investment risk.


In addition to having similar investment objectives, the International Fund and the Acquired Funds have many similar investment policies and restrictions.


EUROPEAN FUND, PACIFIC BASIN FUND AND INTERNATIONAL FUND INVESTMENT POLICIES AND RESTRICTIONS

Fundamental Restrictions
------------------------
Each of the following restrictions for the European Fund, Pacific Basin Fund and International Fund is a matter of fundamental policy and may not be changed without shareholder approval. The European Fund, Pacific Basin Fund and International Fund may not:
  . Issue any senior securities as defined in the 1940 Act, as amended.
    Purchasing and selling securities and futures contracts and options thereon and borrowing money in accordance with restrictions described below do not involve the issuance of a senior security.
  . Invest in physical commodities or commodity contracts (other than foreign currencies), but it may purchase and sell financial futures contracts, options on such contracts, swaps and securities backed by physical commodities.
  . Invest in real estate, although it may invest in securities that are secured by real estate and securities of issuers that invest or deal in real estate. . Borrow money, except that it may a) borrow from banks (as defined in the
    1940 Act, as amended) or other financial institutions or through reverse repurchase agreements in amounts up to 33 1/3% of its total assets (including the amount borrowed); b) to the extent permitted by applicable law, borrow up to an additional 5% of its total assets for temporary purposes; c) obtain short-term credits as may be necessary for the clearance of purchases and sales of portfolio securities; and d) purchase securities on margin to the extent permitted by applicable law (the deposit or payment of margin in connection with transactions in options and financial futures contracts is not considered purchase of securities on margin).
  . Make loans, except that the series may a) purchase and hold debt obligations in accordance with its investment objective and policies; b) enter into repurchase agreements; and c) lend its portfolio securities without limitation against collateral (consisting of cash or securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities) equal at all times to not less than 100% of the value of the securities loaned. This limit does not apply to purchases of debt securities or commercial paper.
  . Invest more than 5% of its total assets in the securities of any one issuer
    (other than obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities) or purchase more than 10% of the outstanding voting securities of any one issuer, except that this limitation shall apply only with respect to 75% of the total assets of the series.
  . Act as an underwriter of securities, except to the extent that the series may be deemed to be an underwriter in connection with the sale of securities held in its portfolio.

  . Concentrate its investments in any particular industry, except that the series may invest up to 25% of the value of its total assets in a single industry, provided that, when the series has adopted a temporary defensive posture, there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities.
  . Sell securities short (except where the series holds or has the right to obtain at no added cost a long position in the securities sold that equals or exceeds the securities sold short).

Non-Fundamental Restrictions
----------------------------
The European Fund, Pacific Basin Fund and International Fund have also adopted the following restrictions that are not fundamental policies and that may be changed without shareholder approval. It is contrary to the European Fund, Pacific Basin Fund and International Fund's present policy to:
  . Invest more than 15% of its net assets in illiquid securities and in repurchase agreements maturing in more than seven days except to the extent permitted by applicable law.
  . Pledge, mortgage or hypothecate its assets, except to secure permitted borrowings. The deposit of underlying securities and other assets in escrow and other collateral arrangements in connection with transactions in put or call options, futures contracts and options on futures contracts are not deemed to be pledges or other encumbrances.
  . Invest in companies for the purpose of exercising control or management.
  . Enter into a) any futures contracts and related options for non-bona fide hedging purposes within the meaning of Commodity Futures Trading Commission
    (CFTC) regulations if the aggregate initial margin and premiums required to establish such positions will exceed 5% of the fair market value of the series' net assets, after taking into account unrealized profits and unrealized losses on any such contracts it has entered into; and b) any futures contracts if the aggregate amount of such series' commitments under outstanding futures contracts positions would exceed the market value of its total assets.
  . Invest more than 5% of its total assets in real estate limited partnership interests.
  . Acquire securities of other investment companies in reliance on Section
    12(d) (1) (F) or (G) of the 1940 Act.

The European Fund has also adopted a non-fundamental restriction which requires it, under normal circumstances, to invest at least 80% of its net assets in European securities. These include securities of:
  . companies organized under the laws of European countries;
  . companies for which the principal securities trading market is in a European country; and
  . companies, regardless of where their securities are traded, that derive 50% or more of their total revenue from either goods or services produced or sales made in European countries.

The Pacific Basin Fund has also adopted a non-fundamental policy which requires it, under normal market conditions, to invest at least 80% of its assets in securities issuers of Pacific Basin countries, which include Australia, China, Hong Kong, India, Indonesia, Japan, Malaysia, New Zealand, Singapore, Sri Lanka, South Korea, Thailand, Taiwan and Vietnam. These include securities of:
  . companies organized under the laws of Pacific Basin countries;
  . companies for which the principal securities trading market is in a Pacific
    Basin country; and
  . companies, regardless of where their securities are traded, that derive 50% or more of their total revenue from either goods or services produced or sales made in Pacific Basin countries.

INVESTMENT ADVISORY SERVICES
----------------------------
Principal Management Corporation ("the Manager") serves as investment advisor to the Investors Fund. The Manager has entered into a sub-advisory agreement with Invista Capital Management, LLC ("Invista") to provide investment advisory services to the International Fund. Invista is an indirect wholly-owned subsidiary of Principal Life Insurance Company and an affiliate of the Manager. The International Fund paid the Manager a fee equal to 0.90% (0.0% for the Class J shares after waiver) of the International Fund's average daily net assets for services provided during the fiscal year ended October 31, 2001 and the Manager paid Invista a sub-advisory fee equal to 0.11% of such assets.

The Manager has entered into a sub-advisory agreement with Principal Capital Global Investors LLC ("PCGIL") to provide investment advisory services to the European Fund and Pacific Basin Fund. PCGIL is also an affiliate of the Manager. The European Fund paid the Manager a fee equal to 1.00% (0.0% for the Class J shares after waiver) of the European Fund's average daily net assets for services provided during the fiscal year ended October 31, 2001 and the Manager paid PCGIL a sub-advisory fee of 0.50% of such assets. The Pacific Basin Fund paid the Manager a fee equal to 1.00% before waiver (0.0% for the Class J shares after waiver) of the Pacific Basin Fund's average daily net assets for services provided during the fiscal year ended October 31, 2001 and the Manager paid PCGIL a sub-advisory fee of 0.60% of such assets.


If the Plan is approved, the combined assets of the Funds will continue to be sub-advised by a sub-advisor affiliated with the Manager, the Manager will retain a larger portion of the advisory fees it will receive with respect to the assets formerly owned by each Acquired Fund and the amount of the management fee waiver or expense reimbursement for Class J shares by the Manager will be reduced.

                    ADDITIONAL INFORMATION ABOUT THE SERIES

Additional information about the series is available in their semi-annual reports to shareholders for the six months ended April 30, 2002, in their annual reports to shareholders for the year ended October 31, 2001 and in the following documents which have been filed with the SEC: prospectus and Statement of Additional Information for the Investors Fund (including the International Fund, Pacific Basin Fund, and European Fund) dated May 21, 2002; and statement of additional information for the registration statement of which this prospectus/information statement is a part, dated October 10, 2002. You may obtain copies of the semi-annual and annual reports to shareholders, the prospectuses and the statements of additional information by contacting Princor Financial Services Corporation at Des Moines, Iowa 50392-0200, or by telephoning shareholder services toll-free at 1-800-247-4123.


Each of the series is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act, as
applicable.   Accordingly, each files reports, proxy materials and other information with the SEC. You may inspect those reports, proxy materials and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D. C. 20549. Copies of such materials also may be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D. C. 20549, at prescribed rates, or at no charge from the EDGAR database on the Commission's website at "www.sec.gov."

                           PROPOSALS OF SHAREHOLDERS

A shareholder who has an issue that he or she would like to have included in the agenda at a Principal Investors Fund shareholder meeting should send the proposal to the Fund at the Principal Financial Group, Des Moines, Iowa 50392-0200. To be considered for presentation at a shareholders meeting, the proposal must be received a reasonable time before a solicitation is made for such meeting. Timely submission of a proposal does not necessarily mean that such proposal will be included.

                                 OTHER BUSINESS

We do not know of any business to be brought before the meeting other than the matters set forth in this prospectus/ information statement.

                                  APPENDIX A:

                            PRINCIPAL INVESTORS FUND
                              PLAN OF ACQUISITION
                      EUROPEAN FUND AND INTERNATIONAL FUND

The Board of Directors of Principal Investors Fund (the "Fund") deem it advisable that the International Fund of the Fund acquire all of the assets of the European Fund in exchange for the assumption by the International Fund of all of the liabilities of the European Fund and shares issued by the International Fund which are thereafter to be distributed by the European Fund pro rata to its shareholders in complete liquidation and termination of the European Fund and in exchange for all of the European Fund's outstanding shares.

The European Fund will transfer to the International Fund and the International Fund will acquire from the European Fund, all of the assets of the European Fund on the Closing Date and will assume from the European Fund all of the liabilities of the European Fund in exchange for the issuance of the number of shares of the International Fund determined as provided in the following paragraphs, which will be subsequently distributed pro rata to the shareholders of the European Fund in complete liquidation and termination of the European Fund and in exchange for all of the European Fund's outstanding shares. The European Fund will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by the European Fund in proper form prior to the Closing Date shall be fulfilled by the European Fund. Redemption requests received by the European Fund thereafter will be treated as requests for redemption of those shares of the International Emerging Markets Fund allocable to the shareholder in question.

Each Fund will declare to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date;

On the Closing Date, the International Fund will issue to the European Fund a number of full and fractional shares of the International Fund, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the European Fund. The aggregate value of the net assets of the European Fund and the International Fund shall be determined in accordance with the then current Prospectus of the International Fund as of closing of the New York Stock Exchange on the Closing Date.

The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management, 680 8th Street, Des Moines, Iowa 50392-0200 at 3:00 p.m. Central Standard Time on October 29, 2002 or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the International Fund or the European Fund to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

As soon as practicable after the Closing, the European Fund shall (a) distribute on a pro rata basis to the shareholders of record of the European Fund at the close of business on the Closing Date the shares of the International Fund received by the European Fund at the Closing in exchange for all of the European Fund's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.

For purposes of the distribution of shares of the International Fund to shareholders of the European Fund, the International Fund shall credit on the books of the International Fund an appropriate number of shares of the International Fund to the account of each shareholder of the European Fund. No certificates will be issued for shares of the International Fund. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the European Fund, shall be deemed for all purposes of the Fund's Articles of

Incorporation and Bylaws to evidence the appropriate number of shares of the International Fund to be credited on the books of the International Fund in respect of such shares of the European Fund as provided above.

Prior to the Closing Date, the European Fund shall deliver to the International Fund a list setting forth the assets to be assigned, delivered and transferred to the International Fund, including the securities then owned by the European Fund and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the International Fund pursuant to this Plan.

All of the European Fund's portfolio securities shall be delivered by the European Fund's custodian on the Closing Date to the International Fund or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the 1940 Act, transferred to an account in the name of the International Fund or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from the European Fund's account at its custodian to the International Fund's account at its custodian. If on the Closing Date the European Fund is unable to make good delivery to the International Fund's custodian of any of the European Fund's portfolio securities because such securities have not yet been delivered to the European Fund's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and the European Fund shall deliver to the International Fund's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the International Fund, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by the International Fund.

This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of the European Fund and notwithstanding favorable action by such shareholder, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Fund's Board of Directors at any time, except that after approval by the shareholders of the European Fund no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of the European Fund.

Except as expressly provided otherwise in this Plan, Principal Management will pay or cause to be paid all out-of-pocket fees and expenses incurred by the European Fund or the International Fund in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.

                                   APPENDIX B

                            PRINCIPAL INVESTORS FUND
                              PLAN OF ACQUISITION
                   PACIFIC BASIN FUND AND INTERNATIONAL FUND

The Board of Directors of Principal Investors Fund (the "Fund") deem it advisable that the International Fund of the Fund acquire all of the assets of the Pacific Basin Fund in exchange for the assumption by the International Fund of all of the liabilities of the Pacific Basin Fund and shares issued by the International Fund which are thereafter to be distributed by the Pacific Basin Fund pro rata to its shareholders in complete liquidation and termination of the Pacific Basin Fund and in exchange for all of the Pacific Basin Fund's outstanding shares.

The Pacific Basin Fund will transfer to the International Fund and the International Fund will acquire from the Pacific Basin Fund, all of the assets of the Pacific Basin Fund on the Closing Date and will assume from the Pacific Basin Fund all of the liabilities of the Pacific Basin Fund in exchange for the issuance of the number of shares of the International Fund determined as provided in the following paragraphs, which will be subsequently distributed pro rata to the shareholders of the Pacific Basin Fund in complete liquidation and termination of the Pacific Basin Fund and in exchange for all of the Pacific Basin Fund's outstanding shares. The Pacific Basin Fund will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by the Pacific Basin Fund in proper form prior to the Closing Date shall be fulfilled by the Pacific Basin Fund. Redemption requests received by the Pacific Basin Fund thereafter will be treated as requests for redemption of those shares of the International Emerging Markets Fund allocable to the shareholder in question.

Each Fund will declare to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date;

On the Closing Date, the International Fund will issue to the Pacific Basin Fund a number of full and fractional shares of the International Fund, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the Pacific Basin Fund. The aggregate value of the net assets of the Pacific Basin Fund and the International Fund shall be determined in accordance with the then current Prospectus of the International Fund as of closing of the New York Stock Exchange on the Closing Date.

The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management, 680 8th Street, Des Moines, Iowa 50392-0200 at 3:00 p.m. Central Standard Time on October 29, 2002 or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the International Fund or the Pacific Basin Fund to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

As soon as practicable after the Closing, the Pacific Basin Fund shall (a) distribute on a pro rata basis to the shareholders of record of the Pacific Basin Fund at the close of business on the Closing Date the shares of the International Fund received by the Pacific Basin Fund at the Closing in exchange for all of the Pacific Basin Fund's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.

For purposes of the distribution of shares of the International Fund to shareholders of the Pacific Basin Fund, the International Fund shall credit on the books of the International Fund an appropriate number of shares of the International Fund to the account of each shareholder of the Pacific Basin Fund. No certificates will be issued for shares of the International Fund. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the Pacific Basin Fund, shall be deemed for all purposes of the

Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of the International Fund to be credited on the books of the International Fund in respect of such shares of the Pacific Basin Fund as provided above.

Prior to the Closing Date, the Pacific Basin Fund shall deliver to the International Fund a list setting forth the assets to be assigned, delivered and transferred to the International Fund, including the securities then owned by the Pacific Basin Fund and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the International Fund pursuant to this Plan.

All of the Pacific Basin Fund's portfolio securities shall be delivered by the Pacific Basin Fund's custodian on the Closing Date to the International Fund or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the 1940 Act, transferred to an account in the name of the International Fund or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from the Pacific Basin Fund's account at its custodian to the International Fund's account at its custodian. If on the Closing Date the Pacific Basin Fund is unable to make good delivery to the International Fund's custodian of any of the Pacific Basin Fund's portfolio securities because such securities have not yet been delivered to the Pacific Basin Fund's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and the Pacific Basin Fund shall deliver to the International Fund's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the International Fund, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by the International Fund.

This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of the Pacific Basin Fund and notwithstanding favorable action by such shareholder, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Fund's Board of Directors at any time, except that after approval by the shareholders of the Pacific Basin Fund no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of the Pacific Basin Fund.

Except as expressly provided otherwise in this Plan, Principal Management will pay or cause to be paid all out-of-pocket fees and expenses incurred by the Pacific Basin Fund or the International Fund in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.

2

                         SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                         PRINCIPAL INVESTORS FUND, INC.


680 8th Street, Des Moines, Iowa
October 28, 2002
2:00 p.m.


         A special meeting of the shareholders of the Principal Investors Fund, Inc.-Pacific Basin Fund (the "Corporation") was held at 680 8th Street, Des Moines, Iowa at 2:00 p.m. on October 28, 2002.

     The meeting was called to order by Mr. R. C. Eucher, who presided as chairman of the meeting. Ms. J. B. Schustek acted as secretary of the meeting. Also present was Mr. M. D. Roughton.

         The Secretary reported that of the 540,004.390 shares entitled to vote at the meeting, the holders of 539,988.881 shares were present at the meeting in person or by proxy. Mr. Eucher announced that a quorum was present and that the meeting was lawfully and properly convened.

         Mr. Eucher directed the Secretary to give a copy of the minutes of the last shareholder meeting to each shareholder who was present and requested a copy. With the unanimous consent of all shareholders present in person or by proxy, Mr. Eucher dispensed with the reading of the minutes of the last meeting of shareholders.

         Mr. Eucher discussed the Board of Director's proposal and recommended acquisition of the assets of the Corporation by Principal Investors Fund, Inc.-International Fund I and the subsequent dissolution of the Corporation. The following resolution was thereupon presented by the Secretary:

         "BE IT RESOLVED, that the Principal Investors Fund, Inc.- International Fund I, a series of Principal Investors Fund, Inc., will acquire all the assets and assume all the liabilities of the Principal Investors Fund, Inc. - Pacific Basin Fund and issue in exchange shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J common stock, and the Principal Investors Fund, Inc. - Pacific Basin Fund will distribute those shares to its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J shareholders in redemption of all its outstanding shares and then dissolve."

         A motion was duly made and seconded that the resolution be adopted. Upon receiving the report from the Secretary, Mr. Eucher reported that the holders of 538,082.212 shares of the Corporation had voted in favor of the foregoing resolution, the holders of 0.000 shares had voted against, and the holders of 1,906.669 shares abstained. Mr. Eucher announced the resolution had been duly adopted.

         There being no further business, the meeting, on motion duly made, seconded and carried, was adjourned.



Secretary of the Meeting

2

                         SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                         PRINCIPAL INVESTORS FUND, INC.


680 8th Street, Des Moines, Iowa
October 28, 2002
2:00 p.m.


         A special meeting of the shareholders of the Principal Investors Fund, Inc.-European Fund (the "Corporation") was held at 680 8th Street, Des Moines, Iowa at 2:00 p.m. on October 28, 2002.

     The meeting was called to order by Mr. R. C. Eucher, who presided as chairman of the meeting. Ms. J. B. Schustek acted as secretary of the meeting. Also present was Mr. M. D. Roughton.

         The Secretary reported that of the 640,401.515 shares entitled to vote at the meeting, the holders of 640,162.513 shares were present at the meeting in person or by proxy. Mr. Eucher announced that a quorum was present and that the meeting was lawfully and properly convened.

         Mr. Eucher directed the Secretary to give a copy of the minutes of the last shareholder meeting to each shareholder who was present and requested a copy. With the unanimous consent of all shareholders present in person or by proxy, Mr. Eucher dispensed with the reading of the minutes of the last meeting of shareholders.

         Mr. Eucher discussed the Board of Director's proposal and recommended acquisition of the assets of the Corporation by Principal Investors Fund, Inc.-International Fund I and the subsequent dissolution of the Corporation. The following resolution was thereupon presented by the Secretary:

         "BE IT RESOLVED, that the Principal Investors Fund, Inc.- International Fund I, a series of Principal Investors Fund, Inc., will acquire all the assets and assume all the liabilities of the Principal Investors Fund, Inc. - European Fund and issue in exchange shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J common stock, and the Principal Investors Fund, Inc. - European Fund will distribute those shares to its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J shareholders in redemption of all its outstanding shares and then dissolve."

         A motion was duly made and seconded that the resolution be adopted. Upon receiving the report from the Secretary, Mr. Eucher reported that the holders of 634,259.554 shares of the Corporation had voted in favor of the foregoing resolution, the holders of 4,751.735 shares had voted against, and the holders of 1,151.224 shares abstained. Mr. Eucher announced the resolution had been duly adopted.

         There being no further business, the meeting, on motion duly made, seconded and carried, was adjourned.



Secretary of the Meeting